                                                                     EXHIBIT 5.4

           [Letterhead of MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.]
                                [Detroit Office]

                                 April 15, 2005

Westborn Service Center, Inc.
c/o Cooper-Standard Automotive Inc.
39550 Orchard Hill Place Drive
Novi, Michigan 48375

Ladies and Gentlemen:

     We have acted as special counsel to Westborn Service Center, Inc., a
Michigan corporation (the "Company"), in connection with the Registration
Statement on Form S-4, File No. 333-123708 (the "Registration Statement"), filed by Cooper-Standard Automotive Inc., an Ohio corporation (the "Issuer"),
Cooper-Standard Holdings Inc., a Delaware corporation ("Holdings") and certain subsidiaries of the Issuer named on Annex I attached hereto (the "Subsidiary
Guarantors" and, collectively with Holdings, the "Guarantors") with the
Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to (i) the issuance by the Issuer of $200,000,000 aggregate principal amount of 7% Senior Notes due 2012 (the "Senior Exchange
Notes") and the issuance by the Guarantors of guarantees (the "Senior
Guarantees") relating to the Senior Exchange Notes, and (ii) the issuance by the
Issuer of $350,000,000 aggregate principal amount of 8?% Senior Subordinated
Notes due 2014 (the "Senior Subordinated Exchange Notes" and, together with the
Senior Exchange Notes, the "Exchange Notes") and the issuance by the Guarantors of guarantees (the "Senior Subordinated Guarantees" and, together with the
Senior Guarantees, the "Guarantees") relating to the Senior Subordinated
Exchange Notes. The Senior Exchange Notes will be issued under an indenture (the
"Senior Indenture"), dated as of December 23, 2004, among the Issuer, the
Guarantors and Wilmington Trust Company, as Trustee, and the Senior Subordinated
Exchange Notes will be issued under an indenture (the "Senior Subordinated
Indenture" and, together with the Senior Indenture, the "Indentures"), dated as of December 23, 2004, among the Issuer, the Guarantors and Wilmington Trust
Company, as Trustee. The Senior Exchange Notes will be offered by the Issuer in exchange for $200,000,000 aggregate principal amount of its outstanding 7%
Senior Notes due 2012 and the Senior Subordinated Exchange Notes will be offered by the Issuer in exchange for $350,000,000 aggregate principal amount of its outstanding 8?% Senior Subordinated Notes due 2014.

     We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of other officers and representatives of the
Issuer and the Company.

     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that each of the Indentures is the valid and legally binding obligation of the Trustee.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

     1.   The Company has duly authorized, executed and delivered the
          Indentures.

     2.   The execution, delivery and performance by the Company of the
          Indentures do not and will not violate the laws of the jurisdiction in which it is incorporated or any other applicable laws.

     Our opinion expressed in Paragraph 2 above is qualified to the extent that performance of the Company's obligations pursuant to the Indentures may be limited by the Michigan Business Corporation Act's prohibition on distributions to shareholders when, after giving effect to the distribution, the Company would be unable to pay its debts as they become due in the ordinary course of business, or the Company's total assets would be less than the sum of its total liabilities plus, unless the Company's articles of incorporation permit otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Our opinion expressed in Paragraph 2 above relates only to statutory laws and regulations that we, in the exercise of customary professional diligence, would reasonably recognize as being directly applicable to the Company, the Indentures, or both.

     We are members of the Bar of the State of Michigan and do not express any opinion herein concerning any law other than the law of the State of Michigan.

     We hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement and to the use of our name under the caption "Legal
Matters" in the Prospectus included in the Registration Statement. This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP.

                                 Very truly yours,

                                 /s/ MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

                                                                         ANNEX I

                              SUBSIDIARY GUARANTORS

LEGAL NAME                                                  JURISDICTION OF INCORPORATION
----------                                                  -----------------------------

Cooper-Standard Automotive Fluid Systems
     Mexico Holding LLC                                     Delaware
Cooper-Standard Automotive NC L.L.C.                        North Carolina
Cooper-Standard Automotive OH, LLC                          Ohio
CSA Services Inc.                                           Ohio
NISCO Holding Company                                       Delaware
North American Rubber, Incorporated                         Texas
StanTech, Inc.                                              Delaware
Sterling Investments Company                                Delaware
Westborn Service Center, Inc.                               Michigan